EXHIBIT 99.4

                         CONSENT OF PHILLIP FROST, M.D.


     The undersigned, a nominee for director of Frost Hanna Mergers Group, Inc., a Florida corporation ("Frost Hanna"), hereby consents to being (i) nominated as a director of Frost Hanna and agrees to serve as such upon consummation of the merger (the "Merger") of PA Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Frost Hanna, with and into Pan American World Airways, Inc., a Florida corporation, and (ii) named as a prospective director and/or director nominee in Frost Hanna's Registration Statement on Form S-4 and in the Joint Proxy Statement/Prospectus contained therein proposed to be circulated in connection with such Merger, and all amendments thereto.


     Executed this 19th day of June, 1996.



                                /S/ PHILLIP FROST, M.D.
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                                PHILLIP FROST, M.D.